                                                                     EXHIBIT (5)

                       Wisconsin Electric Power Company
                    231 West Michigan Street, P.O. Box 2046
                           Milwaukee, Wisconsin 53201

April 14, 2000

Wisconsin Energy Corporation
231 West Michigan Street
P. O. Box 2949
Milwaukee, WI 53201

  Re: Stock Plus Investment Plan

Ladies and Gentlemen:

   I refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Wisconsin Energy Corporation (the "Company") under the Securities Act of 1933 (the "Act") with respect to the registration of 7,000,000 shares (the "Shares") of the Company's Common Stock, $.01 par value ("Common Stock"), for sale under the Company's Stock Plus Investment Plan, as amended (the "Plan"). As disclosed in the Prospectus contained in the Registration Statement (the "Prospectus"), Common Stock purchases by the administrator for the Plan will either be made in the open market, in privately negotiated transactions or directly from the Company in the form of authorized but unissued or treasury shares.

   I am Law Director and an employee of Wisconsin Electric Power Company, the Company's principal subsidiary. This opinion is being furnished to be filed as an exhibit to the Registration Statement. In furnishing such opinion, I or the attorneys in the Legal Services Department of Wisconsin Electric Power Company have examined (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Plan, as set forth in the Prospectus; (iv) the corporate proceedings relating to the adoption and amendment of the Plan and the authorization for the issuance and/or sale of the Shares thereunder; and (v) such matters of law as I have deemed necessary in order to render this opinion.

   On the basis of the foregoing, I advise you that, in my opinion:

     (1) The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

     (2) The Shares sold under the Plan will, when issued (as to any such Shares previously unissued) and paid for in accordance with the provisions of the Plan, be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

   I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act.

                                          Very truly yours,

                                          /s/ Sally R. Bentley

                                          Sally R. Bentley
                                          Law Director
                                          Wisconsin Electric Power Company